Exhibit 99.3

For Immediate Release

Contact:

Lotus Pharmaceuticals, Inc.	CCG Elite Investor Relations Inc.
Mr. Adam Wasserman, CFO	Mr. Crocker Coulson, President
Phone: +1-877-801-0344	Phone: +1-646-213-1915 (New York)
Email: info@LotusEast.com	Email: crocker.coulson@ccgir.com

Lotus Pharmaceuticals Raises $5 Million in Private Placement

Beijing, China – February, 26, 2008 – Lotus Pharmaceuticals, Inc. (OTC Bulletin Board: LTUS - News; “Lotus” or the “Company”), the parent holding company in the United States that operates Beijing Liang Fang Pharmaceutical Co., Ltd. and Beijing En Zhe Jia Shi Pharmaceutical Co., Ltd. both of which are pharmaceutical companies in the People’s Republic of China (“PRC”), today announced that it has raised $5 million in a private placement of 5,747,118 shares of the Company’s series A convertible redeemable preferred stock, par value $0.001 per share, and warrants to purchase 2,873,553 shares the Company’s common stock, for an aggregate purchase price of $5 million. The warrants have an initial exercise price of $1.20 per share and a term of 5 years.

As part of the terms of the transaction, the Company’s Founders delivered in the aggregate 7,500,000 shares of the Company’s common stock owned by them (the “Escrow Shares”) to an escrow account. Subject to Lotus achieving certain earning targets in fiscal years 2007, 2008 and 2009, these “make good shares” shall be returned to the Company’s founders. The target for 2007 is $8.5 million in net income. The target for 2008 is 95% of $13.8 million in net income after eliminating the effect of non-cash charges associated with the $5 million private placement and adjusting for differences in the exchange rate between Chinese Renminbi and US dollars used in the Company’s 2008 financial statements and an exchange rate of RMB 7.30 to USD 1.00. The target for 2009 is 95% of $17.5 million in net income after eliminating the effect of non-cash charges associated with the $5 million private placement and adjusting for differences in the exchange rate between Chinese Renminbi and US dollars used in the Company’s 2009 financial statements and an exchange rate of RMB 7.3 to USD 1.00. A portion of the Escrow Shares shall be transferred to the private placement investors for each earning target that the Company does not meet. Another portion of the Escrow Shares is being held in escrow subject to the Company listing on the NASDAQ Stock Market within 18 months following the Closing Date. Two-thirds of the Escrow Shares will be in escrow to ensure that the Purchasers receive their full redemption payments if they choose to redeem their Preferred Shares.

This transaction will be described in more detail in the Form 8-K and other supporting documents Lotus will file with the Securities and Exchange Commission.

About Lotus Pharmaceuticals, Inc.

Lotus Pharmaceuticals, Inc. (“Lotus”) controls and operates Beijing Liang Fang Pharmaceutical Co., Ltd. (“Liangfang”) and Beijing En Zhe Jia Shi Pharmaceutical Co., Ltd. (“Enze”) two Chinese pharmaceutical companies located in Beijing. Liangfang and Enze form a large comprehensive enterprise, which deals in an integration of the production, trade, sales and marketing of pharmaceuticals. Together, they possess some of the most advanced pharmaceutical-production equipment used in China, workshops authenticated by the National GMP, a suite of various medicines produced by Liangfang and/or Enze (together, “Lotus East”), and a number of high-tech personnel. Lotus East has business and office facilities of 2,000 square meters, warehouse of 1,000 square meters and operates ten retail pharmacies in the Beijing area. Lotus East performs scientific research on new medicines, and the production, wholesale and retail sale of medicines. For more information, visit http://www.LotusEast.com.

Safe Harbor Statement

Certain statements set forth in this press release constitute “forward-looking statements”. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will likely,” “should,” “could,” “would,” “may” or words or expressions of similar meaning. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from those included within the forward-looking statements. The potential risks and uncertainties include, among others, the Company’s limited operating history, the limited financial resources, domestic or global economic conditions -- especially those relating to China, activities of competitors and the presence of new or additional competition, and changes in Federal or State laws, restrictions and regulations on doing business in a foreign country, in particular China, and conditions of equity markets. More information about the potential factors that could affect the Company’s business and financial results is included in the Company’s filings, available via the United States Securities and Exchange Commission.

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